UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported) October 13, 2005
Microfield Group, Inc.
(Exact name of registrant as specified in its charter

Oregon	000-26226	93-0935149

(State or other jurisdiction	Commission	(IRS Employer
of incorporation)	file number	Identification No.)

1631 NW Thurman, Suite 200, Portland, OR	97209

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (503) 419-3580

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 ACQUISITION OR DISPOSITION OF ASSETS.
Acquisition of Assets
     On October 13, 2005, Microfield Group, Inc., an Oregon corporation (“Microfield”), acquired, via merger, substantially all of the assets of EnergyConnect, Inc., a Nevada corporation (“ECI”). ECI merged with and into Microfield’s wholly owned subsidiary, ECI Acquisition Co. (“Merger Sub”), with the Merger Sub continuing as the surviving corporation and wholly owned subsidiary of Microfield. The name of the surviving entity is EnergyConnect, Inc., an Oregon corporation.
     As a result of the merger, Microfield issued 27,365,306 shares of its common stock and 19,695,432 common stock purchase warrants exercisable at $2.58 per share to ECI shareholders in exchange for all the outstanding shares of ECI. Microfield also granted options to purchase shares of common stock of Microfield at $0.32 per share to the ECI option holders in connection with the assumption of the ECI Employee Stock Option Plan.
     The securities issued in connection with the merger were not registered and were issued pursuant to the registration exemption provided by Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). The Merger Agreement provides that Microfield will use its reasonable best efforts to file a registration statement on Form S-8 (or any successor or other appropriate form) under the Securities Act with respect to Microfield’s 2004 Stock Incentive Plan prior to January 31, 2007.
     Additionally, on October 13, 2005, pursuant to the terms of the Merger Agreement, Rodney M. Boucher, the Chief Executive Officer and President of ECI, became the Chief Executive Officer and a director of Microfield, Gene Ameduri, the Vice President of ECI, became a director of Microfield. Robert J. Jesenik and Steven M. Wright resigned as directors of Microfield.
     Through ECI’s proprietary technology and services, commercial buildings and other electric energy consumers become integral participants in wholesale electric markets. Participants receive significant new revenue streams and lower costs – with minimal or no change in their local environment. The electric grid benefits through reduced costs, improved reliability and enhanced risk management.
     The description of this transaction is qualified in its entirety by reference to the Agreement and Plan of Merger dated October 11, 2005, which is attached hereto as Exhibit 2.1 and is incorporated in this Item 2.01 by reference.
Nature of Material Relationships
     Energy Fund II, LLC, an Oregon limited liability company, owned approximately 22% of the outstanding stock of ECI. Robert J. Jesenik, a Microfield director prior to the effectiveness of the merger, is CEO of Aequitas Capital Management, Inc., which is the managing member of Energy Fund II, LLC.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITY.
     The information provided in response to Item 2.01 is incorporated by reference into this Item 3.02.
ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
     (b) Resignation of Directors.
     On October 13, 2005, pursuant to the terms of the Merger Agreement, Robert J. Jesenik and Steven M. Wright resigned as members of Microfield’s Board of Directors. The resignations of Mr. Jesenik and Mr. Wright were not the result of any disagreement with Microfield on any matter relating to Microfield’s operations, policies or practices.
     (c) Appointment of Principal Executive Officer.
     On October 12, 2005, Microfield announced the appointed of Rodney M. Boucher as its Chief Executive Officer, effective as of October 13, 2005. Mr. Boucher has signed a Confidentiality and Non-Solicitation Agreement, a form of which is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 5.02(c).
     The merger agreement provided that Mr. Boucher would be appointed as the CEO of Microfield. Other than the merger agreement, there was no other arrangement between Mr. Boucher and any other person pursuant to which he was selected as an officer. There are also no family relationships between Mr. Boucher and any other executive officers or directors of Microfield.
     Mr. Boucher has served as the President, Chief Executive Officer and Chairman of the Board of ECI since 1998 and has extensive knowledge of the electric power industry. Prior to founding ECI, Mr. Boucher served as a senior officer of major utility, power marketing, and independent power companies including PacifiCorp, Citizens, and Calpine.
     As part of the merger transaction, Microfield agreed to assume and restructure a $330,000 debt that was owed by ECI to Mr. Boucher for operating expenses advanced on ECI’s behalf by Mr. Boucher.
     (d) Election of New Directors.
     Effective October 13, 2005, the Board of Directors, pursuant to the terms of the Agreement and Plan of Merger, elected Rodney M. Boucher and Gene Ameduri to its Board of Directors.
     Other than the merger agreement, there was no other arrangement between Mr. Boucher or Mr. Ameduri and any other person pursuant to which either of them was selected as a director. As of the date of this filing, neither Mr. Boucher nor Mr. Ameduri has been appointed to any committees of the Board of Directors, and the Board of Directors has not yet determined which, if any, committees Mr. Boucher and Mr. Ameduri will be appointed to in the immediate future.
     Mr. Ameduri has also signed a Confidentiality and Non-Solicitation Agreement, a form of which is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 5.02(d).
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (a) Financial Statements and Pro Forma Financial Information.
     The financial statements and pro forma financial information of Microfield will be filed with an amended Form 8-K as soon as they have been finalized.
     (b) Exhibits.
2.1	Agreement and Plan of Merger.

99.1	Form of Confidentiality and Non-Solicitation Agreement

99.2	Form of Stock Purchase Warrant
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2005.

Microfield Group, Inc.

/s/ A. Mark Walter

A. Mark Walter, President